Exhibit 10.22

OPTION TO LEASE

THIS OPTION TO LEASE (“AGREEMENT”) is made and entered into effective as of October 1, 2007 (“Effective Date”) between New Brighton 14th Street LLC, a Minnesota limited liability company (“NBLLC”), and Transoma Medical, Inc., a Delaware corporation (“Transoma”).

RECITALS

A.                                   WHEREAS, simultaneously as of the Effective Date hereof, NBLLC and Transoma have entered into or intend to enter into, a written lease agreement (herein, the “Headquarters Lease”) pursuant to which NBLLC will lease and demise to Transoma an approximately 115,849 square foot building (herein, the “Headquarters Building”) to be constructed by NBLLC upon that certain premises located in the City of New Brighton, State of Minnesota legally described on Exhibit A attached hereto (the “Headquarters Property”).

B.                                     WHEREAS, in order to induce the parties to enter into the Headquarters Lease, the parties have agreed to enter into this Agreement which pertains to certain land located across the street from the Headquarters Property comprised of approximately 6.72 acres of real property depicted as Parcels B-1, C, D, E and F on Exhibit B attached hereto (the “Expansion Property”).

C.                                     WHEREAS, NBLLC has obtained or will obtain from the City of New Brighton, Minnesota (the “City”), an option to purchase the Expansion Property, or certain portions thereof, pursuant to that certain Contract for Private Redevelopment executed or to be executed between NBLLC and the City (herein, the “Developer’s Agreement” or “City Option Agreement”).

D.                                    WHEREAS, the purpose of this Agreement is to afford Transoma with the right and option, subject to the terms and conditions hereof, to lease from NBLLC a building to be constructed by NBLLC upon the Expansion Property, or so much thereof as NBLLC is able to acquire from the City pursuant to the City Option Agreement, or to otherwise obtain an assignment of the developer’s rights under the City Option Agreement and exercise the option thereunder and acquire the Expansion Property, subject to and upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NBLLC and Transoma hereby agree as follows:

1.                                       Grant of Option.

1.1                                 Grant of Option; Expansion Property; NBLLC’s Contingency. Upon and subject to the terms and conditions hereinafter set forth, NBLLC hereby grants to Transoma, and Transoma hereby accepts, the exclusive option (“Option”) during the Term hereof to lease from NBLLC that certain premises comprised of a 70,000 to 120,000 square foot building (but in no event less than 70,000 square feet) to be constructed by NBLLC upon the Expansion Property as more particularly described in Section 4 herein (the “Expansion Building”), in conformity with, and subject to, the terms and conditions of this Agreement and the City Option Agreement. “Term”, when used herein, shall collectively mean and refer to the Initial Term of this Option, and all Extension Terms as provided for in this Section 1. If the City has not acquired title to all of the Expansion Property prior to the receipt of the option exercise notice from NBLLC, or Transoma as the case may be, then the Expansion Property shall include only Parcel E as described on Exhibit B attached hereto.

Notwithstanding anything herein to the contrary, the obligations of NBLLC under this Agreement are contingent upon NBLLC obtaining the City Option Agreement executed by the City, not later than October 31, 2007. If NBLLC is not able fulfill or satisfy the foregoing contingency, then NBLLC may elect to terminate this Agreement upon written notice to Tenant and upon the giving of such notice, neither party shall have any further liability or obligation to the other hereunder.

Further, the parties acknowledge and agree that pursuant to the terms and conditions of the Developer’s Agreement, the City has certain rights to re-vest title to the Headquarters Property in the City or repurchase the

Headquarters Property by the City upon the occurrence of certain circumstances. Therefore, if the City exercises its right to re-vest title in the Headquarters Property to the City pursuant to the Developer’s Agreement, or if the City repurchases the Headquarters Property pursuant to the Developer’s Agreement for any reason permitted therein, other than a default by NBLLC under the Developer’s Agreement, then the parties agree that this Agreement shall henceforth terminate as of the date title re-vests in the City and shall be of no further force and effect, and neither party shall have any further liability or obligation to the other hereunder, except as otherwise provided herein. However, if the City terminates the Developer’s Agreement and exercises its right to re-vest title in the Headquarters Property to the City due to a default by NBLLC under the Developer’s Agreement (and provided that such default is not due to a default by the Tenant under the Headquarters Lease), then this Agreement shall automatically be terminated upon the date title re-vests in the City and shall be of no further force and effect, and neither party shall have any further liability or obligations to the other hereunder, provided, however, Transoma shall have a claim against NBLLC for all losses suffered by Transoma as a result of such termination and may pursue as against NBLLC all rights and remedies available to Transoma in law or in equity. This third paragraph of this Section 1.1. shall be of no further force and effect upon the recording of that certain Certificate of Completion and Release of Forfeiture duly executed by the City in the form attached to the Developer’s Agreement as Exhibit D

1.2                                 Term of Option.  The initial term (“Initial Term”) of the Option shall commence on the Effective Date of this Agreement, and shall expire at 5:00 p.m. Central Time on September 29, 2010, unless Transoma elects to extend the Term pursuant to Section 1.4, below.

1.3                                 Consideration for Initial Term. The consideration for the Initial Term shall be comprised of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties.

1.4                                 Extension(s) of Term. Transoma may, prior to the end of the Initial Term, elect to extend the Term of this Option as follows:

A)                                  Initially, Transoma may extend the Initial Term for an additional period of one (1) year to September 29, 2011 (expiring at 5:00 p.m. Central Time on said date) (“First Extension Term”) by paying to NBLLC one-half of the extension fee payable under the City Option Agreement (“First Option Payment”), not to exceed the amount of Fifty Thousand and No/100 Dollars ($50,000.00) in any event, no later than September 1, 2010.

B)                                    Thereafter, if the First Option Payment is paid, Transoma may further extend the Term to September 27, 2012 (expiring at 5:00 p.m. Central Time on said date or such earlier date required under the second paragraph of Section 1.6 herein) (“Second Extension Term”) by paying to NBLLC one-half of the second extension fee payable under the City Option Agreement (“Second Option Payment”), not to exceed the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in any event, no later than September 1, 2011.

In the event Transoma does not make any Option Payment on or prior to a payment date as set forth above, then this Option shall be conclusively deemed to have lapsed, and shall be of no further force and effect and neither party shall have any further obligation to the other hereunder. In such event and upon request by NBLLC, Transoma shall promptly provide suitable written evidence (e.g. Quit Claim Deed) to NBLLC that Transoma no longer possesses any interest in the Expansion Property.

1.5                                 Option Payments. The Option Payments shall be applied to the purchase price payable by NBLLC for the Expansion Property (which is a component of “Total Project Costs” (defined in Section 4.E) herein)) in the event of a closing on the purchase of the Expansion Property pursuant to the terms of City Option Agreement. The Option Payments constitute one half of the option payments required under the City Option Agreement to extend the term of the option thereunder (i.e. Transoma and NBLLC shall each bear one half the cost of said option payments, but Transoma’s share of such payments not to exceed $50,000.00 for the First Option Payment and $100,000.00 for the Second Option Payment). Therefore, so long as the Option Payments payable by Transoma pursuant to 1.4 above are timely received by NBLLC, NBLLC shall have five (5) business days after receipt of each such payment from Transoma to determine whether NBLLC will continue to proceed with this Agreement and pay the entire amount of the applicable option payment to the City as required under the City Option Agreement. If NBLLC determines not to proceed, then NBLLC must notify Transoma of such election not to proceed by written notice delivered to Transoma prior to expiration of said five (5) business day period, which notice shall include a full refund to Transoma of the applicable Option Payment made by Transoma to NBLLC (but excluding any Option Payment previously paid over to the City as an option payment under the City Option Agreement), and upon receipt of such notice from NBLLC, then (i) this Agreement shall be deemed terminated without further action or notice between the parties and neither party shall have any further liability hereunder, and (ii) Transoma shall have the right to demand delivery from escrow agent of the assignment described in Section 1.8 below. If NBLLC does not deliver written notice to Transoma of NBLLC’s election not to proceed within said five (5) business day period described above, then NBLLC shall be responsible for timely paying the entire amount of the applicable option payment payable to the City as required under the City Option Agreement and NBLLC shall provide Transoma with satisfactory written evidence of payment of such sums within two (2) business days after making any such payment but no later than September 20, 2010 (with respect to the First Extension Term) or September 20, 2011 (with respect to the Second Extension Term), provided that Transoma shall have previously paid NBLLC Transoma’s share of the applicable payment in a timely manner. If NBLLC fails to provide Transoma with evidence of payment of the First Option Payment by September 20, 2010 or of payment of the Second Option Payment by September 20, 2011, as the case may be, so long as Transoma previously paid NBLLC Transoma’s share of the applicable payment in a timely manner, Transoma shall have the right to demand delivery from the escrow agent of the assignment described in 1.8, below.

1.6                                 Exercise of Option; Closing Date. Transoma may exercise the Option by written notice of its intention to exercise the Option delivered to NBLLC at any time during the Term of this Agreement, subject to the limitations set forth in the second paragraph of this Section 1.6 herein. If Transoma timely exercises the Option, the Closing (defined in Section 2 herein) shall occur not later than thirty (30) days after Transoma exercises the Option (“Closing Date”). The following are conditions precedent of Transoma’s right to exercise the Option: (i) that Transoma, and/or a Transoma Entity (defined herein) is the tenant under the Headquarters Lease and is not in default beyond any applicable cure period with respect to any material term of the Headquarters Lease, (ii) that the Headquarters Lease is in full force and effect, (iii) that the Headquarters property is occupied and operated by Transoma and/or a Transoma Entity, and (iv) that Transoma and/or a Transoma Entity will be the tenant under the lease for the Expansion Property.

So long as Transoma has timely elected to extend the Term of the Option to September 27, 2012 as provided in Section 1.4 B), then at any time prior to March 31, 2012, Transoma may notify NBLLC of Transoma’s non-binding intention to exercise the Option (the “Tentative Exercise Notice”). The Tentative Exercise Notice must be delivered to NBLLC not later than March 31, 2012 or the Option shall automatically lapse and be of no further force and effect in the same manner as provided in Section 1.7 herein. Upon timely delivery of the Tentative Exercise Notice, NBLLC and Transoma shall commence good faith diligent negotiations, discussions and meetings to establish a scope of work for the Expansion Building (within limits set by the City and the terms of Section 4 herein) and the estimated Total Project Costs and tentative schedule for completion of construction of the Expansion Building. At any time during the Term, subject to the limitations set forth in Section 1.5 above and as follows, NBLLC may elect not to proceed with the project, by delivering written notice to Transoma promptly upon such determination, in which event (i) this Agreement shall be deemed terminated without further action or notice between the parties and neither party shall have any further liability hereunder, and (ii) Transoma shall have the right to demand delivery from escrow agent of the assignment described in Section 1.8 below. NBLLC shall deliver to Transoma an estimate of anticipated design and engineering costs that NBLLC reasonably anticipates that it will incur to fulfill its obligations under this paragraph within thirty (30) days after receipt of the Tentative Exercise Notice. Further, NBLLC shall give Transoma a proposed scope of work, construction schedule and estimated Total Project Costs (based on the agreed upon formula set forth in Section 4 herein), prior to the date that is the earlier of (a) July 31, 2012, or (b) one hundred twenty (120) days after Transoma gives NBLLC the Tentative Exercise Notice. Transoma shall have until the date that is ten (10) days after receipt of NBLLC’s notice regarding the scope of work, scheduling, and Total Project Costs, or July 31, 2012, whichever is later to exercise the Option by irrevocable written notice to NBLLC. If Transoma fails to exercise the Option by delivering NBLLC said written notice within the applicable deadline set forth in the immediately preceding sentence, then the Option and this Agreement shall automatically lapse in the manner provided in Section 1.7 herein and Transoma shall reimburse NBLLC for its design and engineering costs incurred in fulfillment of its obligations under this paragraph, provided however, NBLLC delivered to Transoma the estimate of such design and engineering costs within thirty (30) days after receipt of the Tentative Exercise Notice as provided above. If Transoma timely delivers written notice of Transoma’s exercise of the Option prior to expiration of said ten (10) day period, then NBLLC shall have until the date that is fifteen (15) days after receipt of said Option exercise notice, but not later than August 24, 2012, to notify Transoma whether NBLLC intends to proceed with the project and the transaction contemplated by this Agreement. If NBLLC does not give said notice to Transoma, then NBLLC will be presumed to have elected to proceed with the transaction and the parties shall diligently proceed to Closing in accordance with the terms of this Agreement, except that notwithstanding anything herein to the contrary, the Closing shall occur not later than September 10, 2012. Nothing contained in this Section 1.6 shall be deemed to reduce or otherwise alter Transoma’s rights under Section 4.H.

1.7                                 Expiration of Option. If Transoma fails to exercise the Option on or before expiration of the Term, or if Transoma fails to deliver the Tentative Exercise Notice to NBLLC by March 31, 2012, then the Option and this Agreement shall automatically lapse, NBLLC shall not be obligated to refund to Transoma any portion of any option payments previously paid to the City and Transoma and NBLLC shall have no further liability to each other. In such event and upon request by NBLLC, Transoma shall promptly provide suitable written evidence (e.g. Quit Claim Deed) to NBLLC that Transoma no longer possesses any interest in the Expansion Property.

1.8                                 Assignment of City Option. Notwithstanding anything herein to the contrary, NBLLC, in its sole discretion, may elect at any time not to proceed with the City Option Agreement or the transaction contemplated by this Agreement, which election shall be made by written notice to Transoma, provided, however, the giving of such election notice by NBLLC shall be subject to the limitations set forth in Section 1.5 above and the second paragraph of Section 1.6 above, and provided, further, that NBLLC may not make such election later than thirty (30) days prior to the expiration of the term of the City Option Agreement, so as to afford Transoma enough time to take an assignment of the City Option Agreement as provided herein and timely tender performance thereunder. If NBLLC notifies Transoma of its election not to proceed with the transaction contemplated hereby, or if NBLLC does not commence construction within six (6) months after execution of the Expansion Lease (defined in Section 4 herein) and receipt of Transoma’s written notice to proceed (for any reason other than default by Transoma or delays caused by Transoma), then NBLLC shall assign the City Option Agreement to Transoma. Further, because the parties recognize that time is of the essence with respect to timely performance under the City Option Agreement to preserve the option rights thereunder, then simultaneously with the execution of this Agreement, NBLLC agrees to escrow with Old Republic Title Insurance Company (“Title Company”), pursuant to fully executed written escrow instructions mutually acceptable to the parties and to the Title Company executed simultaneously with this Agreement, a written assignment of the City Option Agreement to Transoma. The assignment shall remain in escrow and may only be released if NBLLC is required to assign the City Option Agreement to Transoma pursuant to the terms of this Agreement and Transoma notifies the escrow agent in writing, with copy delivered to NBLLC, of NBLLC’s obligation to assign the City Option Agreement to Transoma. If Transoma is entitled to an assignment pursuant to the terms of this Agreement and notifies the escrow agent to release the assignment, then upon delivery of such assignment neither party shall have any further obligation to the other under this Agreement, except in the event of a default under this Agreement.

2.                                       Closing Date. The term “Closing” shall mean and refer to the act of execution and delivery between the parties of the Expansion Lease. Closing shall be held at the offices of NBLLC, or at such other place as NBLLC and Transoma may mutually determine. Subject to the fulfillment or waiver of the conditions hereof, the Closing shall take place on the Closing Date set forth in Section 1.6 of this Agreement.

3.                                       Covenants of Cooperation. The following obligations shall apply to the parties upon Closing and execution of the Expansion Lease:

A)                                  NBLLC shall prepare the final plans and specifications for the Expansion Building and ancillary improvements and shall use its best commercially reasonable efforts to obtain all necessary permits and approvals for the construction of the Expansion Building upon the Expansion Property from the City and other governmental and quasi-governmental authorities having jurisdiction, including without limitation building permits and permits to construct a skyway access between the Expansion Building and the Headquarters Building, and shall negotiate in good faith with Transoma to develop mutually acceptable plans for the Expansion Building, provided that NBLLC acknowledges that so long as Transoma’s Expansion Building plans are not inconsistent with the PUD Agreement for the Headquarters Property and/or the Expansion Property, the Contract for Redevelopment for the

                                                Headquarters Property and/or the Expansion Property (including the terms and conditions therein pertaining to the option for the Expansion Property), and the City’s and other governmental and quasi-governmental authorities’ use, building and other applicable laws, codes, ordinances, and restrictions and are not otherwise commercially unreasonable, and provided that Transoma or a Transoma Entity confirms its willingness to satisfy its financial obligations in connection with the buildout and payment of rental obligations with respect to the proposed Expansion Building, NBLLC shall not withhold consent to Transoma’s development plans and proposals. Promptly after the Closing occurs, NBLLC shall use diligent good faith commercially reasonable efforts to obtain the above-described approvals.

B)                                    Transoma shall timely perform its obligations hereunder and under the Expansion Lease, and shall cooperate in all respects with NBLLC in its efforts to develop the Expansion Property and obtain all necessary permits and approvals for the construction of the Expansion Building and a skyway access between the Expansion Building and the Headquarters Building. Without limiting the generality of the foregoing, Transoma shall timely and diligently respond to requests by NBLLC for any information necessary or germane to the approval process. Further, representatives of Transoma shall attend meetings required by the City or reasonably requested by NBLLC concerning the approval process or the design and construction of the Expansion Building and ancillary improvements. Further, Transoma shall negotiate in good faith and diligently respond to requests by NBLLC for any input or decisions concerning the design or construction of the Expansion Building and ancillary improvements. Transoma acknowledges that so long as Transoma’s Expansion Building plans are commercially reasonable and are not inconsistent with the City Option Agreement, the PUD Agreement for the Headquarters Property and/or the Expansion Property, the Contract for Redevelopment for the Headquarters Property and/or the Expansion Property, and the City’s and other governmental and quasi-governmental authorities’ use, building and other applicable laws, codes, ordinances, and restrictions and the terms of Section 4 of this Option, and such plans are materially consistent with Transoma’s plans and proposals approved by NBLLC as described in Section 3.A) above, Transoma shall not unreasonably withhold consent to the development plans and proposals for the Expansion Building.

4.                                       Terms of Lease for Expansion Building. If Transoma timely exercises the Option hereunder, the terms of the lease between NBLLC, as Landlord, and Transoma, as Tenant, for the Expansion Building (the “Expansion Lease”) shall be on substantially the same form and on substantially the same terms and conditions as the lease for the Headquarters Building attached hereto as Exhibit C except the exclusions noted therein and except as follows:

A)                                  Leased Premises: The Expansion Building shall consist of 70,000 to 120,000 gross square feet (but in no event less than 70,000 square feet) and shall be a two or three story building, with surface or structured parking, with minimum project costs per square foot (including land, building and development costs) of substantially the same value and quality as the Headquarters Building, subject to approval by the City. Further, the Expansion Building and ancillary improvements shall be constructed (i) substantially similar in nature to the Headquarters Building in terms of overall design, level of finish, exterior materials, landscaping, amenities, floor plan and scope of tenant improvements, and (ii) under substantially the same terms and conditions as set forth in the Headquarters Lease. The Expansion Building shall be designed and located on the Expansion Property in a manner to maximize the amount of surface parking on the Expansion Property and to minimize the need for any parking structures on the site. To the extent that the City fails to acquire or to convey Parcels C, D or F as contemplated in the City Option Agreement, and it becomes necessary to construct a parking structure to accommodate the applicable parking ratios for the Expansion Building, then the parties agree that two (2) additional factors in the determination of rent payable under the Expansion Lease as determined pursuant to Section 4.C) (and Section 4.E)) herein, shall be the cost of such parking structure and the reduction in purchase price paid to the City pursuant to the City Option Agreement.

B)                                    Term. The term of the Expansion Lease shall expire coterminous with the term of the Headquarters Lease, provided, however, in no event shall the term of either the Expansion Lease or the Headquarters Lease be less than ten (10) years (for example, if the then unexpired term of the Headquarters Lease (excluding renewal options) is less than 10 years at the time of commencement of the term of the Expansion Lease, then so long as NBLLC is still the owner of the Headquarters

                                                Building, the parties shall execute an Amendment to the Headquarters Lease to extend the term thereof to expire coterminous with the Expansion Lease)  and if an extension is so required, the net rental rate to be paid pursuant to the Headquarters Lease shall continue to increase by two percent (2%) over the prior year net rental rate beginning on the commencement of the extension term and thereafter upon each one (1) year anniversary of the extended term thereof.

C)                                    Net Rent. The annual net rental rate for the Expansion Lease shall be determined by the product of (a) the Total Project Costs for the Expansion Building multiplied by a rent constant of (b) i) four hundred twenty-five (425) basis points if at the time of execution of the Expansion Lease (x) Transoma’s market capitalization is greater than Two Hundred Million Dollars ($200,000,000), (y) Transoma is a public company, and (z) Transoma’s net worth as shown in its most recent financial statement is more than Fifty Million Dollars ($50,000,000), or ii) four hundred eighty-eight (488) basis points over the yield of the ten (10) year treasury notes at the time the Expansion Lease is executed if any of the above three criteria in (x), (y) or (z) are not true as of the time of execution of the Expansion Lease. The net rent shall increase two percent (2%) annually on the first (1st) through ninth (9th) anniversaries of the commencement date of the term of the Expansion Lease;

D)                                   Commencement Date. The Commencement Date, shall be the earliest of (a) one hundred fifty (150) days after the date Transoma is afforded access to the Expansion Building for the construction of its tenant leasehold improvements if NBLLC does not construct the tenant leasehold improvements, (b) sixty (60) days after the completion of the tenant leasehold improvements if NBLLC constructs the tenant improvements, or (c) the date Transoma commences doing regular business in substantially all of the Expansion Building. Transoma may or may not hire NBLLC to complete its tenant improvements in its sole discretion, provided, however, if Transoma wishes NBLLC to construct the tenant improvements, Transoma must do so no later than the time the Expansion Lease is signed. Further, during any period of construction of the Expansion Building by NBLLC (i.e. until NBLLC is completely finished with its construction work on the Expansion Building), Transoma must use union contractors recognized and approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota to construct any tenant improvements which Transoma elects to install and to otherwise perform any installation of tenant trade fixtures, equipment, etc...

E)                                     Total Project Costs. The “Total Project Costs” will be based on the actual costs incurred by NBLLC to develop and construct the Expansion Building, including without limitation, the parking lot, landscaping, site lighting, signage, and the skyway access connecting the Expansion Building to the Headquarters Building, subject to the following:

a.               Architectural and engineering design fees shall equal four percent (4%) of the construction cost.

b.              The construction fee (profit and overhead) shall equal seven percent (7%) of the construction cost.

c.               Market real estate brokerage fees to Keewaydin shall be included as applicable under Section 7 of this Agreement.

d.              The development fee shall be $3.50 per rentable square foot contained in the Expansion Building.

All major contracts shall be competitively bid to no less than three subcontractors who shall be approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota. In the event NBLLC uses any of its own labor, a proposal must first be submitted with pricing to Transoma prior to NBLLC submitting the proposal for competitive bid. Transoma shall have the right to exclude any or all of the subcontractors invited to bid on the work so long as Transoma and NBLLC can agree on a minimum of three subcontractors in each major trade area who shall be approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota from which to obtain bids, a minimum of one of which is nominated for inclusion by NBLLC. Transoma shall also participate with NBLLC in the review of bids and selection of subcontractors to construct the Tenant Improvements.

F)                                     Use. Tenant may use the Expansion Building for the purposes described in Section 5.1 of the Headquarters Lease, and may not use or occupy the Expansion Building for any use in violation of the Developer’s Agreement or any Planned Unit Development Agreement or other City approvals now or hereafter encumbering the Expansion Property.

G)                                    Lease Contingencies. NBLLC’s obligations under the Expansion Lease will be subject to the following conditions precedent:

1.                                       NBLLC acquiring fee title to the Expansion Property pursuant to the City Option Agreement (or such portion thereof as is necessary to construct the Expansion Building, parking areas and ancillary site improvements pursuant to final governmentally approved plans for same).

2.                                       NBLLC obtaining all necessary permits and approvals for the construction of the Expansion Building, parking areas and ancillary site improvements upon the Expansion Property from the City and other governmental and quasi-governmental authorities having jurisdiction, including without limitation building permits and permits to construct a skyway access between the Expansion Building and the Headquarters Building, Minnesota Pollution Control Agency (“MPCA”) approvals, and approvals from the watershed district having jurisdiction over the Expansion Property.

3.                                       Transoma timely performing its obligations under the Expansion Lease, subject to applicable cure periods provided therein, and under this Agreement, including without limitation, Section 3 hereof (the terms of which shall be included in the Expansion Lease).

The Expansion Lease will further provide that if NBLLC is not able to fulfill or satisfy the foregoing contingencies, then NBLLC may terminate the Expansion Lease by written notice to Transoma, and upon receipt of such written notice from NBLLC, so long as NBLLC was not able to satisfy the foregoing conditions due to a reason other than Transoma’s default under the Lease or this Agreement beyond applicable cure period, Transoma shall have the right to demand delivery from the escrow agent, of the assignment described in 1.8.

H)                                   Tenant’s Right to Assignment. If, notwithstanding both parties compliance with the cooperative efforts described under Section 1.6 and Section 3 above, the parties are not able to agree on a mutually acceptable plan for the Expansion Building, or if NBLLC defaults in its obligations under the City Option Agreement, or NBLLC defaults beyond any applicable cure period in its obligations under the Expansion Lease or this Agreement, then Transoma shall have the right to demand delivery from the escrow agent, of the assignment described in 1.8.

5.                                       Obligations At Closing. Upon timely exercise of the Option, both NBLLC and Transoma shall negotiate diligently and in good faith with each other to consummate the Expansion Lease. At Closing, subject to the terms and conditions of this Agreement, NBLLC shall deliver to Transoma a duly executed copy of the Expansion Lease, and Transoma shall deliver to NBLLC a duly executed copy of the Expansion Lease.

6.                                       Failure of Closing. If, despite good faith negotiation efforts by the respective parties, the Closing does not occur because the parties are unable to consummate the Expansion Lease, then this Option shall automatically lapse and neither party shall have any further obligation hereunder.

7.                                       Brokerage. Subject to the Closing occurring and fulfillment of the contingencies of NBLLC set forth herein, NBLLC shall pay a “market rate” brokerage fee to Keewaydin Real Estate Advisors, payable one half upon lease execution and one half upon the due date of the first payment of rent by Transoma under the Expansion Lease, provided, however, no brokerage fee shall be payable to Keewaydin if NBLLC and Keewaydin are notified by Transoma that another company has been hired to represent Transoma in the transaction and NBLLC is thereby obligated to pay a fee to such company.

8.                                       Remedies.

8.1                                 NBLLC Default. If NBLLC defaults in the performance of this Agreement (and said default was not caused by Transoma’s default under this Agreement), then unless NBLLC shall cure such default within thirty (30) days after receipt of written notice of default from Transoma, provided, however, said thirty (30) day cure period shall not apply to NBLLC’s default in making a required option payment under the City Option Agreement or NBLLC’s default in failing to timely exercise the option under the City Option Agreement when required hereunder, Transoma’s sole and exclusive remedy shall be to either (i) cancel this Agreement by written notice to NBLLC, in which event neither party shall have any further obligation to the other under this Agreement, or (ii) cancel this Agreement and obtain an assignment of the City Option Agreement as provided in 1.8 above and thereafter, neither party shall have any further obligation to the other under this Agreement.

8.2                                 Transoma Default. If Transoma defaults in the performance of this Agreement prior to exercising the Option hereunder (for any reason other than nonpayment of any Option Payments or failure to exercise the Option), NBLLC shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Transoma, unless within such thirty (30) day period Transoma shall cure such default. In the event of such termination, neither party shall have any further obligation to the other under this Agreement, and upon such termination, NBLLC (or the City as the case may be) may retain all Option Payments previously made by Transoma. Notwithstanding anything herein to the contrary, failure by Transoma to make any required Option Payment or to timely exercise the Option in the manner required by this Agreement shall cause the Option to lapse automatically without further notice or action required of either party, and in such event, neither party shall have any further obligation to the other under this Agreement. If Transoma defaults in the performance of this Agreement after exercising the Option hereunder and prior to Closing, then NBLLC may terminate this Agreement upon thirty (30) days’ prior written notice to Transoma, unless within such thirty (30) day period Transoma shall cure such default, and in addition to NBLLC’s right to retain all Option Payments previously made by Transoma, NBLLC shall have the right to recover from Transoma (and Transoma shall promptly reimburse NBLLC upon request) for Total Project Costs and all other reasonable, out-of-pocket costs incurred prior to such termination to develop the Expansion Property and construct the Expansion Building and ancillary improvements thereon, including without limitation, all predevelopment and development costs, engineering fees, architectural fees, construction fees, brokerage fees, developer’s fees, and fees and costs incurred by NBLLC prior to such termination in connection NBLLC’s efforts to obtain permits and approvals for the Expansion Building. Notwithstanding anything herein to the contrary, if Transoma obtains an improper assignment of the City Option Agreement or an assignment in violation of the terms of the City Option Agreement, this Agreement, or the written escrow instructions between the parties and the Title Company, then such assignment shall constitute a default by Transoma under the terms of this Agreement and NBLLC shall be entitled to any and all remedies that may be available under this Agreement, at law or in equity by reason of such default, including without limitation, monetary damages and injunctive relief, said remedies being cumulative.

9.                                       Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure only to the benefit of each of the parties hereto. Upon written notice given to NBLLC, Transoma’s interest under this Agreement may be assigned or transferred by Transoma at any time, without consent of NBLLC, to any Transoma Entity (as hereafter defined), provided, however, the assignee or transferee assumes the obligations of Transoma under the Headquarters Lease and this Agreement and agrees to be bound by the terms of the Headquarters Lease and this Agreement, all in writing delivered to NBLLC within ten (10) days after the assignment or transfer is made. For the purposes of this Agreement, an “Transoma Entity” means any entity that: (a) is either of Transoma’s two divisions (the Implantable Diagnostic Division or Data Sciences International, or (b) has acquired substantially all the assets of Transoma or either of said divisions, provided, that at the time Transoma or a Transoma Entity acquires the Expansion Property, the Headquarters Property is entirely occupied and operated by Transoma or a Transoma Entity.

10.                                 Calculation of Time Periods. Unless otherwise specifically provided herein, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Minnesota, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of such period shall be deemed to end at 5:00 p.m., Central Time, except as otherwise provided herein.

11.                                 Attorneys’ Fees. If any dispute arises between the parties regarding this Agreement or the subject matter thereof, the prevailing party in any court action, administrative proceeding or alternative dispute resolution commenced or maintained to resolve such dispute, shall be entitled to an award of reasonable attorneys’ fees, disbursements and court costs in addition to any other remedy to which the parties are entitled.

12.                                 Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when hand delivered or deposited with the U.S. Postal Service and sent by certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as any party has notified the other party pursuant to the provisions of this Section):

TO NBLLC:	TO TRANSOMA:

NEW BRIGHTON 14TH STREET LLC	Prior to commencement of Headquarters Lease:
ATTN: MARK NORDLAND	Transoma Medical, Inc.
50 SOUTH TENTH STREET	4211 Lexington Avenue North
SUITE 300	Suite 2244
MINNEAPOLIS, MN 55403	St. Paul, MN 55126
Attn: Vice President Manufacturing Operations

After commencement of Headquarters Lease:
[to address of Headquarters Building]

13.                                 Miscellaneous. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. No waiver shall be binding upon either party unless made by written notice to the other party. Time is of the essence of this Agreement. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in the State of Minnesota. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall be an original, but together shall constitute one and the same instrument. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the permitted successors and assigns of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEW BRIGHTON 14TH STREET LLC		TRANSOMA MEDICAL, INC.

BY:	/s/	BY:	/s/ Charles T. Coggin

ITS:	Manager/Secretary	ITS:	VP & CFO

E X H I B I T   A

LEGAL DESCRIPTION OF HEADQUARTERS PROPERTY

All of Lot 2, Block 1, that part of Lot 1, Block 1 and Block 5 lying easterly of the following described line:

Commencing at a point in the south line of said Lot 1 distant 51.00 feet westerly along said south line from the southeast corner of said Lot 1, thence northerly to a point in the north line of said Block 5 distant 107.35 feet East along said north line from the northwest corner of said Block 5 and lying West of the east line of Lot 3, Block 1, extended northerly to Butcher Street, all in Butchers Allotment No. 1 of Grounds in Section 21, Township 30 North, Range 23 West, Ramsey County, Minnesota.

AND

Lot 3, Block 1, Butchers Allotment No. 1 of Grounds in Section 21, Township 30 North, Range 23 West, Ramsey County, Minnesota.

AND

Lots 4 and 5, Block 1, and that part of Block 5 lying West of extended east line of Lot 5 and East of extended west line of Lot 4, except that part of Lots 4 and 5, Block 1 and that part of Block 5 adjoining said Lot 5 which lies easterly of a line run parallel with and distant 175 feet westerly of the following described line:

Beginning at a point on the south line of said Section 21, distant 498.99 feet east of the southwest corner thereof; thence run northeasterly at an angle of 84 degrees 1 minute 15 seconds with said south section line for 2800 feet and terminating, all in Butchers Allotment No. 1 of Grounds in Section 21, Township 30 North, Range 23 West, Ramsey County, Minnesota.

AND

That part of the Southeast Quarter of Section 20, Township 30, Range 23, Ramsey County, Minnesota which lies Northeasterly of the Minnesota Transfer Railway Company’s 100 foot wide right-of-way, which lies southerly of 14th Street North, and which lies east and southeast of the following described line:

Commencing at the Northeast corner of the Southeast Quarter of said Section 20, thence on an assumed bearing of South 89 degrees 57 minutes 27 seconds West along the north line of said Southeast Quarter, a distance of 33.00 feet to the intersection with the west line of the east 33.00 feet of said Southeast Quarter and to the point of beginning of the line to be described; thence South 00 degrees 29 minutes 05 seconds East along said west line a distance of 322.91 feet; thence southwesterly along a tangential curve concave to the northwest, with a radius of 267.00 feet and a central angle of 45 degrees 09 minutes 12 seconds, a distance of 210.4 feet more or less, to the northerly right of way line of said Minnesota Transfer Railway Company and said line there terminating.

AND

That part of Lot 1, Block 1, and that part of Block 5, Butchers Allotment No. 1 of Grounds in Section 21, Township 30, Range 23, lying Westerly of the following described line:

Commencing at a point on the South line of said Lot 1, distant 51.00 feet Westerly along said South line from the Southeast corner of said Lot 1, thence Northerly to a point in the North line of said Block 5, distant 107.35 feet East along said North line from the Northwest corner of said Block 5, together with that portion of vacated First Avenue North (Cleveland Avenue) accruing thereto by the reason of the vacation thereof, according to the recorded plat thereof, and situated in Ramsey County, Minnesota.

E X H I B I T   B

DEPICTION OF EXPANSION PROPERTY

[Diagram of building and surrounding parcels of land.]

EXHIBIT C

FORM OF LEASE AGREEMENT